As filed with the Securities and Exchange Commission on April 1, 2020

No. 333-214473

No. 333-159330

No. 333-142702

No. 333-124189

No. 333-127426

No. 333-130277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-214473

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159330

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-142702

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-124189

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127426

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130277

UNDER

THE SECURITIES ACT OF 1933

SPRINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-1170005
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

6200 Sprint Parkway, Overland Park, Kansas 66251

(Address of Principal Executive Offices, including Zip Code)

Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan

Sprint Employees Stock Purchase Plan

Sprint Corporation 2007 Omnibus Incentive Plan

Sprint 1997 Long-Term Stock Incentive Program

Nextel Communications, Inc. Amended and Restated Incentive Equity Plan

Sprint Corporation Deferred Compensation Plan

Sprint Nextel Corporation Executive Deferred Compensation Plan

(Full title of the plans)

Jorge Gracia

Executive Vice President – Legal

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(913) 794-1091

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Sprint Corporation, a Delaware corporation (“Sprint”), on Form S-8 (collectively, the “Registration Statements”).

•

Registration No. 333-214473, filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 7, 2016, covering an aggregate of 137,247,553 shares of common stock, par value $0.01, of Sprint (“Common Stock”), issuable under the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan;

•

Registration No. 333-159330, originally filed with the Commission on May 19, 2009 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 24, 2013, covering an aggregate of 71,921,476 shares of Common Stock, issuable under the Sprint Employees Stock Purchase Plan;

•

Registration No. 333-142702, originally filed with the Commission on May 8, 2007 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 24, 2013, covering an aggregate of 141,684,801 shares of Common Stock, issuable under the Sprint Corporation 2007 Omnibus Incentive Plan;

•

Registration No. 333-124189, originally filed with the Commission on April 20, 2005 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 24, 2013, covering an aggregate of 30,000,000 shares of Common Stock, issuable under the 1997 Long-Term Stock Incentive Program;

•

Registration No. 333-127426, originally filed with the Commission on August 11, 2005 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 24, 2013, covering an aggregate of 56,466,359 shares of Common Stock, issuable under the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan; and

•

Registration No. 333-130277, originally filed with the Commission on December 12, 2005 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 24, 2013, covering an aggregate of $31,077,620 of deferred compensation obligations under the terms of the Sprint Corporation Deferred Compensation Plan and the Executive Deferred Compensation Plan.

On April 1, 2020, pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (the “Business Combination Agreement”), by and among Sprint, T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“T-Mobile Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of T-Mobile Merger Company (“Merger Sub”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (together with Starburst, the “SoftBank US HoldCos”) and for the limited purposes set forth therein, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha, as amended by Amendment No. 1 to the Business Combination Agreement, dated July 26, 2019, and as amended by Amendment No. 2 to the Business Combination Agreement, dated February 20, 2020, (i) the SoftBank US HoldCos merged with and into T-Mobile Merger Company, with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”), and (ii) immediately following the HoldCo Mergers, Merger Sub merged with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile Merger Company (the transactions described above are collectively referred to herein as the “Merger”).

As a result of the Merger, Sprint has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. Sprint, by filing these Post-Effective Amendments, hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective date of the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, Kansas, on this 1st day of April, 2020.*

SPRINT CORPORATION

By:	/s/ Jorge Gracia
	Name:	Jorge Gracia
	Tile:	Executive Vice President – Legal

* Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments.